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                                                                     Exhibit 4.4


                                          May __, 1997


                           Exchange Agent Agreement


United States Trust Company of New York
114 West 47th Street
New York, New York  10036-1532

Ladies and Gentlemen:

            Pueblo Xtra International, Inc. (the "Company") proposes to make an offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $85,000,000 of its 9 1/2% Series C Senior Notes Due 2003 (the "Exchange Notes"), for a like principal amount of its outstanding 9 1/2% Series B Senior Notes Due 2003 (the "Initial Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus dated May __, 1997 (the "Prospectus"), proposed to be distributed to all record holders of the Initial Notes. The Initial Notes and the Exchange Notes are collectively referred to herein as the "Notes" or the "Securities".

            The Company hereby appoints United States Trust Company of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to United States Trust Company of New York.

            The Exchange Offer is expected to be commenced by the Company on or about May __, 1997. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Initial Notes to accept the Exchange Offer, and contains instructions with respect to the delivery of certificates for Initial Notes tendered.

            The Exchange Offer shall expire at 5:00 p.m., New York City time, on _____________, 1997, or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 5:00 p.m., New York City time, on the business day following the previously scheduled Expiration Date.

            The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Initial Notes not theretofore accepted for exchange, upon the
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occurrence of any of the conditions of the Exchange Offer specified in the
Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer". The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

            In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

            1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" and as specifically set forth herein and such duties which are necessarily incidental thereto; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

            2. You will establish an account with respect to the Initial Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Initial Notes by causing the Book-Entry Transfer Facility to transfer such Initial Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

            3. You are to examine each of the Letters of Transmittal and certificates for Initial Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Initial Notes to ascertain whether:
(i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and
(ii) the Initial Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Initial Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

            4. With the approval of the Chairman of the Board, President, or any Vice President of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any defects, irregularities or conditions of tender in
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connection with any tender of Initial Notes pursuant to the Exchange Offer.

            5. Tenders of Initial Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering", and Initial Notes shall be considered properly tendered to you only when tendering in accordance with the procedures set forth therein.

            Notwithstanding the provisions of this paragraph 5, Initial Notes which the Chairman of the Board, President or any Vice President of the Company or any other party designated by such officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

            6. You shall advise the Company with respect to any Initial Notes delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Initial Notes.

            7.    You shall accept tenders:

            (a) in cases where the Initial Notes are registered in two or more names only if signed by all named holders;

            (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

            (c) from persons other than the registered holder of Initial Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

            You shall accept partial tenders of Initial Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Initial Notes to the transfer agent for split-up and return any untendered Initial Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

            8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Initial Notes properly tendered and you, on behalf of the Company, will exchange such Initial Notes for Exchange Notes and cause such
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Initial Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the Initial Notes tendered promptly after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Initial Notes by the Company; provided, however, that in all cases, Initial Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Initial Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required document. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

            9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

            10. The Company shall not be required to exchange any Initial Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Initial Notes tendered shall be given (such notice, if given orally, shall be confirmed in writing) by the Company to you.

            11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Initial Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Initial Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

            12. All certificates for reissued Initial Notes, unaccepted Initial Notes or for Exchange Notes shall be forwarded by (a) first-class mail, postage prepaid under a blanket surety bond protecting you and the Company from loss or liability arising out of the nonreceipt or nondelivery of such certificates or
(b) by registered mail insured separately for the replacement value of each of such certificates.
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            13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

            14.   As Exchange Agent hereunder you:

            (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Initial Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

            (b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment, involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

            (c) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

            (d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

            (e) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Company with respect to the Exchange Offer;
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            (f) shall not advise any person tendering Initial Notes pursuant to the Exchange Offers to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Initial Notes; and

            (g) may consult with your counsel and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel.

            15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery, as defined in the Prospectus, or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Daniel Cammarata, Controller of the Company, at the Company's offices at 1300 N.W. 22nd Street, Pompano Beach, Florida 33134, telephone (954) 977-2500.

            16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Daniel Cammarata of the Company, Milbank, Tweed, Hadley & McCloy, counsel for the Company, and such other person or persons as it may request, daily and more frequently if reasonably requested, up to and including the Expiration Date, as to the number of the Initial Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company requests from time to time prior to the Expiration Date of such other information as it or he reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of
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Initial Notes tendered, the aggregate principal amount of Initial Notes accepted and deliver said list to the Company.

            17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

            18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reason of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

            19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation and reimbursement of out-of-pocket expenses as set forth on Schedule I attached hereto.

            20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal attached hereto and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

            21. The Company agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees, arising out of or in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Initial Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Initial Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, wilful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by
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you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit.

            22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

            23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Initial Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Initial Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

            24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

            25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and
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enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

            28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, as its address or telecopy number set forth below:

            If to the Company:

                  Pueblo Xtra International, Inc.
                  1300 N.W. 22nd Street
                  Pompano Beach, Florida  33134

                  Facsimile:   (954) 979-5770
                  Attention:   Daniel Cammarata

            With a copy to:

                  Milbank, Tweed, Hadley & McCloy
                  One Chase Manhattan Plaza
                  New York, New York  10005

                  Facsimile:  (212) 530-5219
                  Attention:  Donald B. Brant, Jr., Esq.

            If to the Exchange Agent:

                  United States Trust Company of New York
                  114 West 47th Street
                  New York, New York  10036-1532

                  Facsimile:  (212) 852-1625
                  Attention:  Robert Lee

            29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 18, 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property (including, without limitation, Letters of Transmittal and any other
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documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

            30. This Agreement shall be binding and effective as of the date hereof.

            Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                     PUEBLO XTRA INTERNATIONAL, INC.


                                     By___________________________
                                        Name:
                                        Title:

Accepted as of the date
first above written:

UNITED STATES TRUST COMPANY
  OF NEW YORK


By__________________________
  Name:
  Title:
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                                   SCHEDULE I

                         Compensation and Reimbursement

                          [to be inserted by US Trust]